Exhibit 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Inc. Enters Into New $400 Million Revolving Credit Facility
Jeffersonville, Indiana (April 30, 2007) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today that it has entered into a new $400 million bank revolving credit facility led by Wells Fargo Bank as administrative agent. The revolver has a five year term, a variable interest rate based on LIBOR and varies with ACL’s level of debt to EBITDA. The variable interest rate spread at closing was 62.5 basis points over LIBOR.
The new credit facility replaces the existing $250 million asset based facility that was entered into on February 11, 2005 and would have expired in February 2010. Under the new loan agreement, the Company has an option to increase the size of the credit facility up to an additional $200 million to a total facility size of $600 million.
Kevin S. Boyle, ACL Vice President and Treasurer, commented, “We are pleased to announce the completion of our new bank deal. It provides significant liquidity and greater flexibility to execute our strategic growth initiatives. The new cash flow revolver completes the reorganization of our balance sheet and the lower interest rate is recognition from our banking partners of the Company’s financial transformation the past two years.”
In addition to Wells Fargo as administrative agent, other members of the bank syndicate include Bank of America and JPMorgan Chase as co-syndication agents, Fortis and LaSalle as co-documentation agents, and BB&T, Fifth Third, National City, PNC, SunTrust, US Bank, and Wachovia.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with annual revenues of more than $940 million as of December 31, 2006. For more information about ACL generally, visit http://www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2006 filed by American Commercial Lines Inc. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.